UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2016

Aspen Aerogels, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-36481	04-3559972
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Forbes Road, Building B, Northborough, Massachusetts		01532
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 691-1111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On June 29, 2016, Aspen Aerogels, Inc. (the “Company”), entered into an Industrial Real Estate Lease (the “Lease”) with Cabot II – MA1M03, LLC, a Delaware limited liability company (“Cabot Properties”), to lease approximately 51,650 square feet of space located at 30 Forbes Road, Northborough, MA 01532, the location of the Company’s current headquarters. The Lease supersedes the Multi-Tenant Industrial Net Lease dated as of August 20, 2001, as amended, by and between the Company and TMT 290 Industrial Park, Inc., Cabot Properties’ predecessor-in-interest. The term of the Lease begins on January 1, 2017 and ends on December 31, 2026. The annual base rent associated with the Lease will be approximately $408,000 during the first year, increasing by approximately 3% annually for the term of the Lease, to be paid monthly. The Lease also provides for the payment by the Company of its pro rata share of real estate taxes and certain other expenses. Upon expiration of the Lease term, the Company will have the right to extend the Lease for an additional term of three (3) years.

The summary of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	Aspen Aerogels, Inc.
By: /s/ John F. Fairbanks

Name:John F. Fairbanks

Title: Vice President, Chief Financial Officer and Treasurer